Exhibit 10.13

LICENSE AGREEMENT

This License Agreement (“Agreement”) is made and entered into effective October 31, 2008 (“Effective Date”), by and between Hermes, LLC, a Delaware limited liability company (hereinafter “Licensor”) and Minerva Surgical, Inc., a Delaware corporation having an address at (hereinafter “Licensee”). Each of the Licensor and Licensee are each hereinafter referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Csaba Truckai (“Truckai”) is a managing member of Licensor, and is an inventor of a certain patent set forth in Exhibit A related to systems and methods for tissue ablation enabled by conduction of energy through a plasma within or about an instrument working end;

WHEREAS, Truckai has transferred all of his right, title, and interest in and to the patent listed in Exhibit A to Licensor;

WHEREAS, Licensor is the owner of the patent listed in Exhibit A;

WHEREAS, Licensee desires to have, and Licensor desires to grant Licensee, an exclusive license to rights to Patents (defined below) and in the Field of Use (defined below) on the terms and conditions set forth below; and

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the Parties hereto agree as follows:

1. DEFINITIONS

For the purpose of this Agreement, the following words and phrases shall have the meanings set forth below:

1.1 “Control” means, with respect to an item of information or know-how or Patents or Patents Rights, possession by the Party granting the applicable license of the power and authority, whether arising by ownership, license, or other authorization, to disclose and deliver the particular item of information or know-how to the other Party, and to grant and authorize under such information or know-how or Patents or Patent Rights the licenses, and sublicenses, as applicable, of the scope granted to such other Party in this Agreement without giving rise to any of the following: (i) a violation of the terms of any written agreement with any third party; (ii) a violation or infringement of any Intellectual Property Right of any third party; (iii) the granting Party being required to pay any royalty or other consideration to any third party that would not have been required had a license not been provided under this Agreement; (iv) a violation of any law, regulation, rule, code, order or other requirement of any governmental authority or the need for any additional permits, payments, authorizations, or approvals under any applicable law.

1.2 “Confidential Information” shall mean: (a) with respect to a Party (the “Receiving Party”), all confidential information (including any and all ideas, inventions, discoveries, unpublished patent applications, confidential information, biological materials, data, results, formulae, designs, specifications, devices, methods, processes, manufacturing data, techniques, ideas, know-how, technical information including, without limitation, structural and functional information, development plans and schedules, marketing and sales information, clinical and preclinical information and results, specifications, and protocols, financial information, customer lists), which is disclosed by the other Party (the “Disclosing Party”) to the Receiving Party hereunder or to any of its employees, consultants or Affiliates; and which is designated as confidential information, prior to, dining or immediately after disclosure. All disclosures shall be reduced to writing, marked confidential, and provided to the Receiving Party having such designation within thirty (30) days after the initial disclosure thereof. Confidential Information does not include information described in this Section 1.1, which (i) as of the date of disclosure is demonstrably known to the Receiving Party or its Affiliates, as shown by written documentation, other than by virtue of a prior confidential disclosure to such Party by the Disclosing Party; (ii) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the Receiving Party; (iii) is obtained from a third party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or (iv) is independently developed by or for the Receiving Party without reference to, or reliance upon, any confidential information of the Disclosing Party as demonstrated by competent written records.

1.3 “Field of Use” shall mean medical devices for treating a female patient’s uterus and/or fallopian tubes, including but not limited to treatments for endometrial ablation, fibroids, polyps, and other uterine tumors, and treatments for closure of fallopian tubes.

1.4 “Intellectual Property Rights” shall mean any and all intellectual property and industrial property rights and all other proprietary rights; including, without limitation, trade secrets, trademarks, copyrights, Patents, and all registrations and applications of any of the foregoing.

1.5 “Improvements” with respect to any Patent Rights shall mean any and all modifications, enhancements, improvements, additions, alterations, developments, discoveries, and refinements made to or based on such Patent Rights owned or Controlled by Licensor during the Term that are necessary to practice the Technology in the Field of Use, in each case that are made by or on behalf of a Party during the period beginning on the Effective Date and expiring on the third (3rd) anniversary thereof.

1.6 “License/Licensed” shall mean the license described in Section 4.1 below.

1.7 “Licensed Products” shall mean any and all systems, system components, products, processes and methods that, when manufactured, used, practiced, offered for sale, imported, sold or distributed, would infringe a Valid Patent Claim, but for the License.

1.8 “Licensee Improvements” shall mean Improvements Controlled by Licensee.

1.9 “Licensor Improvements” shall mean Improvements Controlled by Licensor.

1.10 “Patents” shall mean any and all patents and patent applications, including any provisionals, divisionals, substitutions, inventor certificates, utility models, continuations, continuations-in-part, reissues, reexaminations, or extensions thereof, supplementary protection certificates, renewals, all letters patents granted on or claiming priority to any of the foregoing applications, and all foreign and international counterparts of the foregoing filed, granted, or issued in any country or jurisdiction.

1.11 “Patent Rights” shall mean the patents and patent applications identified in Exhibit A; and continuing applications, divisions and substitutions, and continuation-in-part applications; patents issuing on or claiming priority to any of the foregoing applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents relating to the Field of Use.

1.12 “Technology” shall mean any and all information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, designs, data, and any other material, ideas, inventions, discoveries, whether or not patentable and which is within the scope of the Patent Rights.

1.13 “Term” shall have the meaning set forth in Section 13.1.

1.14 “Valid Patent Claim” mean a claim included in (a) an issued and unexpired Patent within the Patent Rights, which has not been held unenforceable, unpatentable or invalid by an unreversed and unappealable decision of a court or governmental agency of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, reexamination, interference or opposition; or (b) a pending patent application which has not yet been abandoned or finally rejected, without the right to appeal, by the United States Patent and Trademark Office or other applicable, analogous foreign government authority, provided that the claim of substantially the same scope is subsequently granted in such pending patent application.

2. CONSIDERATION

2.1 In consideration for the License granted hereunder, Licensee shall issue and deliver to Licensor or its designees, no later than the Execution Date, 3,520,000 shares of the Licensee’s Common Stock, as provided for in the common stock purchase agreement executed contemporaneously herewith and delivered on the Effective Date.

3. (Left Blank Intentionally)

4. GRANT OF LICENSE

4.1 Licensor hereby grants to Licensee an exclusive, world-wide, irrevocable (except upon the termination of this Agreement as provided in this Agreement), non-transferable (except as permitted under Section 14.3), royalty-free license under the Patent Rights and Improvements to practice methods, have practiced methods, design, have designed, to develop, use, make, have made, import, have imported, export, have exported, sell, have sold, offer to sell, distribute, have distributed, market and promote, or otherwise dispose of Licensed Products solely in the Field of Use (“Licensed Rights”).

4.2 Licensee hereby grants to Licensor an exclusive, worldwide, perpetual, in evocable, fully-paid-up, royalty-free license under Licensee Improvements to design, develop, manufacture, use, sell, offer for sale, import, export or otherwise distribute products incorporating such Licensee Improvements outside the Field of Use, including the right to grant sublicenses.

4.3 Retained Rights. As between the Parties, Licensor retains all right, title and interest in and to Licensor’s Intellectual Property Rights (including the Patent Rights) subject to the License and Licensee retains all right, title and interest in and to Intellectual Property Rights in Licensee Improvements subject to the license under Section 4.2.

4.4 Patent Rights Prosecution and Maintenance.

4.4.1 Notices. Licensor shall keep Licensee reasonably informed of the course and status of prosecution of Patents within the Patent Rights. In connection therewith, the Parties shall cooperate with regard to prosecution and Licensor shall provide or make available to Licensee copies of any substantive documents that Licensor receives from any patent offices world-wide in the course of such prosecution, including, without limitation, any official actions, responses, notices of interferences, re-examinations, oppositions, or requests for patent term extensions; sufficiently in advance of any response deadline to permit the Parties to consult and cooperate with regard thereto Licensee may reasonably make recommendations to Licensor concerning such response and/or documents, and Licensor agrees to reasonably consider such recommendations.

4.4.2 Filing, Prosecution, Maintenance of Patent Rights. The Parties shall consult and cooperate in connection with the preparation, filing, prosecution, and maintenance of the Patent Rights licensed by Licensor to Licensee. Licensor shall, at its expense, prepare, file, prosecute, and maintain such Patent Rights as it shall determine in its reasonable discretion but with due regard for Licensee’s business interests and recommendations made by Licensee. Licensee may request that Licensor prepare, file, prosecute, and maintain particular claims within the scope of the Patent Rights, and Licensor will reasonably consider such request; provided that, if Licensor complies with such requests that arc specific to the Licensee, Licensee will pay or reimburse Licensor for all incremental costs and expenses reasonably incurred by Licensor in connection with implementing such specific request, and Licensee shall have the right to review any such pending applications and other documents filed or received by Licensor in any related proceedings and make reasonable recommendations to Licensor with respect thereto.

5. THIRD PARTY INFRINGEMENT OF THE PATENT RIGHTS

5.1 Notice of Infringement Claims. Licensor and Licensee each agrees to notify the other in writing of any acts of infringement, claim of infringement, or suspected infringement of any of the Patent Rights by a third party in the Field of Use promptly after such matters are brought to the attention of the Party giving such notice or it has knowledge hereof Any notice under this Section 5.1 shall include, without limitation, a statement of the facts that are known by the Party giving the notice and which such Party believes might reasonably serve as a basis for a claim of such infringement, supported by copies of any pertinent documentation in the possession or control of the Party giving the notice Upon receipt of any notice under this paragraph, the Parties shall consult to determine what, if any action, should be taken on account of the infringement.

5.2 Licensee’s First Right of Prosecution. Licensee will have the first right, but not any obligation, to take any steps, including commencing and prosecuting at its own expense any legal action that it reasonably deems appropriate, against any infringement of the Patent Rights in the Field of Use. If any such steps or any such legal action is commenced by Licensee with respect to any infringement of the Patent Rights in the Field of Use, the following will apply unless otherwise agreed upon by the Parties: (a) Licensee may, without expense to Licensor, include Licensor’s name as a party in the action only if required by applicable law to obtain or preserve standing; provided that Licensee holds Licensor harmless against any order for costs that may be made against Licensor in such action, except for costs arising out of gross negligence or intentional misconduct of Licensor; (b) Licensee will give Licensor written notice of Licensee’s intent to commence the action within a reasonable period (but in no event less than sixty (60) days) in advance of such commencement; (c) Licensor may, at its option and expense, participate in any such action (e.g., as a party to the action or otherwise), and Licensee shall thereafter reasonably cooperate with Licensor with respect to such action; (d) Licensee will consult with Licensor and keep Licensor reasonably informed with respect to such action, and will work with Licensor to develop a mutually acceptable mechanism in connection with making any statements, taking any positions or submitting any briefs regarding the scope, validity and/or enforceability of the Patent Rights; (e) Licensee will provide Licensor such information and copies of any documentation relating to the action as Licensor may reasonably request; (f) Licensee will not settle or otherwise compromise any such action without Licensor’s prior written consent, such consent not to be unreasonably delayed or withheld; if such settlement or otherwise compromise will reasonably diminish Licensor’s interest in such Patent Rights; and (g) any recovery in such action will be applied: first to reimbursement of Licensee’s costs and expenses (including, without limitation, any court costs, witness fees, and attorneys’ fees) reasonably incurred in connection with the action; and second to the reimbursement of Licensor’s costs and expenses (including, without limitation, any court costs, witness fees, and attorneys’ fees) reasonably incurred in connection with the action, except for costs arising out of gross negligence or intentional misconduct of Licensor.

5.3 Licensor’s Second Right of Prosecution. If, within one hundred and eighty (180) days after a written request from Licensor with respect to any infringement of the Licensed Patent Rights in the Field of Use and in accordance to Section 5.1, Licensee does not reasonably take measures to address the alleged infringement or commence and thereafter reasonably diligently prosecute any legal action against such infringement, then Licensor will have the right, but not any obligation, to commence and prosecute any legal action that it deems appropriate against such infringement. If any legal action is commenced by Licensor with respect to any infringement of the Patent Rights in the Field of Use, the following will apply unless otherwise agreed upon by the Parties: (a) Licensor may include Licensee’s name as a party in the action if required by applicable law to obtain or preserve standing; (b) Licensor will give Licensee written notice of Licensor’s intent to commence the action within a reasonable period (but in no event less than sixty (60) days) in advance of such commencement. Any recovery in such action will be applied: first to reimbursement of Licensor’s costs and expenses (including, without limitation, any court costs, witness fees, and attorneys’ fees) reasonably incurred in connection with the action, and second to the reimbursement of Licensee’s costs and expenses (including, without limitation, any court costs, witness fees, and attorneys’ fees) reasonably incurred in connection with the action, except for costs arising out of gross negligence or intentional misconduct of Licensee, with all remainder being retained by Licensor. Notwithstanding anything to the contrary, neither Party, shall take or withhold from taking any action, alone or as a result of other agreements with any other third parties that would adversely affect or reduce the other Party’s rights under this Agreement.

6. REPRESENTATIONS AND WARRANTIES

6.1 Licensor Representations. Licensor represents and warrants that: (i) as of the Effective Date, Licensor owns the Patent Rights, (ii) Licensor does not know as of the Effective Date, of any third party or third parties that claim to own, or hold a license or right to, any Patent Rights; (iii) it has not granted, as of the Effective Date, and, will not, during the Term of this Agreement, grant licenses or any other rights under the Patents inconsistent with the terms of this Agreement to the extent necessary to fulfill Licensor’s obligations under this Agreement; (iv) that Licensor has the necessary tight to grant the License in accordance with the terms of this Agreement, provided that the foregoing shall not be deemed a representation regarding noninfringement, (v) as of the Effective Date, the Patents have not been the subject of any USPTO opposition or interference proceeding or similar acts/actions/procedures in other countries and/or jurisdictions; and (vi) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or similarly applicable actions on the part of Licensor. Notwithstanding the foregoing, nothing in this Section 6.1 shall be deemed a representation or warranty that the Patent Rights are valid and/or enforceable, or that the practice of the inventions in the Patent Rights, will not infringe, directly or indirectly, any third party’s Intellectual Property Rights.

6.2 Licensee Representations. Licensee represents and warrants that: (i) it is a duly organized legal entity, validly existing and in good standing under the laws of the State of Delaware; (ii) the execution of this Agreement and Licensee’s performance under this Agreement does not and will not violate, conflict with, or result in a material default under any other agreement to which Licensee is a party; and (iii) the execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate or similarly applicable actions on the part of Licensee.

7. INDEMNIFICATION; INSURANCE

7.1 Indemnification by Licensee. Licensee shall, at its option and expense, defend or settle any claim, proceeding, or suit (“Claim”) brought by third parties against Licensor, its successors or assigns (collectively, the “Licensor Indemnitees”), arising from or occurring as a result of the production, manufacture, lease, license, sale or distribution of Licensed Products by Licensee, or any of its Affiliates or sublicensees (“Licensor Claim”) if (a) the Licensor Indemnitees give Licensee prompt written notice of the Licensor Claim; and (b) Licensee has full and complete control over the defense and settlement of the Licensor Claim; and (c) the Licensor Indemnitees provide assistance, at Licensee’s expense, in connection with the defense and settlement of the Licensor Claim as Licensee may reasonably request; and (d) the Licensor Indemnitees complies with any settlement or court order made in connection with the Licensor Claim., Licensee will also indemnify each Licensor Indemnitee against and pay (i) all damages, costs, and attorneys’ fees finally awarded against any Licensor Indemnitee in any Licensor Claim; (ii) reasonable costs (including reasonable attorneys’ fees) reasonably incurred by any Licensor indemnitee in connection with the defense of such Licensor Claim, including assistance provided to Licensee in accordance with this Section 7.1 (other than attorneys’ fees and costs incurred without Licensee’s consent after Licensee has accepted defense of such Claim); and, (iii) if any Licensor Claim is settled by Licensee, all amounts to be paid to any third party in settlement of any such Claim; provided that Licensee shall not settle any claim giving rise to an obligation of indemnity under this Section 7.1 without the consent of the affected Licensor Indemnitees unless such settlement involves no more than the payment of money by Licensee, but in no event shall such consent be unreasonably withheld or delayed unless the same would reasonably be expected to have a material adverse effect on Licensor or the Patent Rights outside the Field of Use. Notwithstanding the foregoing, Licensee will not be responsible for any Licensor Claim to the extent such Licensor Claim is attributable to (1) the breach or failure to be true of any Licensor representation or warranty contained in this Agreement, (2) the settlement of a Licensor Claim by any Licensor Indemnitee without the prior written approval of Licensee, the approval of which will not be unreasonably withheld, or (3) gross negligence or any intentional misconduct on by part of Licensor or Licensor Indemnitees.

7.2 Indemnification by Licensor. Licensor shall, at its option and expense, defend or settle any claim, proceeding, or suit (“Claim”) brought by third parties against Licensee, its successors or assigns (collectively, the “Licensee Indemnitees”), arising from due to any material breach of the representations and warranties made by the Licensor (“Licensee Claim”) or material breach of any material provisions of this Agreement, if (a) the Licensee has full and complete control over the defense and settlement of the Licensee Claim; (b) the Licensee Indemnitees provide assistance, at Licensor’s expense, in connection with the defense and settlement of the Licensee Claim as Licensor may reasonably request; and (c) the Licensee Indemnitees complies with any settlement or court order made in connection with the Licensee Claim. Licensor will also indemnify each Licensee Indemnitee against and pay (i) all damages, costs, and attorneys’ fees finally awarded against any Licensee Indemnitee in any Licensee Claim; (ii) all reasonable costs (including reasonable attorneys’ fees) reasonably incurred by any Licensee Indemnitee in connection with the defense of such Licensee Claim, including assistance provided to Licensor in accordance with this Section 7.2 (other than attorneys’ fees and costs incurred without Licensor’s consent after Licensor has accepted defense of such Claim); and, (iii) if any Licensee Claim is settled, all amounts to be paid to any third party in settlement of any such Claim; provided that Licensor shall not settle any claim giving rise to an obligation of indemnity under this Section 7.2 without the consent of the affected Licensee Indemnitees unless such settlement involves no more than the payment of money by Licensor, but in no event shall such consent be unreasonably withheld or delayed unless the same would reasonably be expected to have a material adverse effect on Licensee or the nature, scope or any other aspect of the License or the Patent Rights within the Field of Use, Notwithstanding the foregoing, Licensor will not be responsible for any Licensee Claim to the extent such Licensee Claim is attributable to (1) the breach or failure to be true of any Licensee representation or warranty contained in this Agreement, or (2) the settlement of a Licensee Claim by any Licensee Indemnitee without the prior written approval of Licensor, the approval of which will not be unreasonably withheld, or (3) gross negligence or any intentional misconduct on by part of Licensee or Licensee Indemnitees.

7.3 Insurance. At all times during the Term of this Agreement, Licensee will maintain, at its sole cost and expense, Comprehensive General Liability Insurance, including Product Liability Insurance on or before the date the company iniates any test or trial on a human patient with a reputable and financially secure insurance carrier to cover the activities of Licensee and its sublicensees with minimum limits of liability of $1,000,000.00 each occurrence and will include Licensor as an additional insured. Insurance must cover claims that arise during the Term of this Agreement and must be placed with a carrier with a rating of at least A- as rated by A M. Best Licensee will furnish a Certificate of Insurance evidencing primary coverage and additional insured requirements at Licensor’s request. Licensee will provide to Licensor at least thirty (30) days’ prior written notice of cancellation or material change to this insurance coverage.

8. LIMITATION OF LIABILITY. IN NO EVENT SHALL LICENSOR OR LICENSEE HAVE ANY LIABILITY OR RESPONSIBILITY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, OR FOR LOST PROFITS, IN EACH CASE, REGARDLESS OF THE FORM OF ACTION (WHETHER IN CONTRACT OR IN TORT OR OTHERWISE) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, THE LICENSE PROVIDED HEREIN, THE TECHNOLOGY, THE USE OF THE TECHNOLOGY BY LICENSEE, OR THE MANUFACTURE OR SALE OF LICENSED PRODUCTS.

9. DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 6.1, AND 6.2, NEITHER PARTY MAKES ANY WARRANTIES OR CONDITIONS (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ALL WARRANTIES AND CONDITIONS OF THE VALIDITY OR ENFORECEABILITY OF THE PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING. NOTHING IN THIS AGREEMENT WILL BE DEEMED A WARRANTY BY LICENSOR THAT THE INFORMATION, TECHNOLOGY OR MATERIALS PROVIDED BY LICENSOR HEREUNDER OR THE EXERCISE OF THE LICENSE BY LICENSEE OR ITS SUBLICENSEES WILL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY.

10. TREATMENT OF CONFIDENTIAL INFORMATION

10.1 For the three (3) year period following the Effective Date, the Receiving Party shall (a) treat the Confidential Information of the Disclosing Party at a standard of care that such Party treats its own Confidential Information of a similar nature (but in no event, less than reasonable care), and shall take all reasonable steps to (i) prevent unauthorized disclosure or use of the Disclosing Party’s Confidential Information (and any information derived from such Confidential Information, to the extent such information is Confidential Information), and to (ii) prevent it from falling into the public domain or the possession of unauthorized persons; (b) use such Confidential Information (and any information derived from such Confidential Information, to the extent such information is Confidential Information) only to perform its obligations and exercise its rights under this Agreement, and not for any other purposes not expressly permitted under this Agreement; (c) disclose such Confidential Information only to Receiving Party’s employees, employees, agents, consultants, attorneys, shareholders, accountants, financial advisors or investors and potential investors and acquirers, who (i) are bound by a written confidentiality agreement containing provisions at least as protective of the Disclosing Party’s rights as those set forth herein and (ii) need access to such Confidential Information solely for purposes of the Receiving Party exercising its rights and performing its obligations hereunder. In addition, Receiving Party may disclose Disclosing Party’s Confidential Information to the extent necessary to comply with a judicial order, a requirement of a governmental agency, or as otherwise required or necessary by law (e.g., filing of patent applications); provided that Receiving Party gives Disclosing Party prompt written notice of any such requirement prior to such disclosure, coordinates with Disclosing Party to limit the nature and scope of such required disclosure, and discloses only to the extent necessary to comply with such order, requirement or law.

10.2 Publicity. The Parties each agree not to disclose any terms or conditions of this Agreement to any third party, except the Parties’ attorneys, accountants, other professional advisors and lenders, shareholders, and potential investors and acquirers, without the prior consent of the other Party, such consent not unreasonably withheld, except as required by applicable law.

10.3 Return of Confidential Information. Immediately upon the termination of this Agreement, Receiving Party will immediately cease all use of and promptly return to Disclosing Party all tangible copies of Disclosing Party’s Confidential Information and all documents or media containing any such Confidential Information and any and all extracts thereof. Notwithstanding the above, Licensee shall have the right to maintain such Confidential Information if the Term of the Agreement terminates upon its natural expiration under Section 13.1.

10.4 Injunctive Relief. Receiving Party acknowledges and agrees that, due to the unique nature of Disclosing Party’s Confidential Information, any breach of its obligations in this Agreement may allow the Receiving Party or third parties to unfairly compete with Disclosing Party resulting in immediate and irreparable harm to Disclosing Party, and that the remedies at law for any breach may be inadequate. Nothing contained in this Agreement shall be construed as limiting Disclosing Party’s right to any other remedies it may have at law, including, without limitation, the recovery of damages for breach of this Agreement.

11. DISPUTE RESOLUTION

11.1 Dispute Resolution; Notice. Except for the right of either Party to apply to a court of competent jurisdiction (a) for relief relating to intellectual property disputes or (b) for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo, or prevent irreparable harm, or claims limited by the applicable statute of limitation, any and all claims, disputes or controversies between the Parties arising under, out of, or in connection with the Agreement, which the Parties are unable to resolve shall be mediated in good faith. The Party raising such dispute shall promptly advise the other of such claim, dispute, or controversy in writing, describing the dispute in reasonable detail. By no later than ten (10) business days after the recipient has received such notice of dispute, each Party shall select a representative who shall have the authority to bind such Party and shall advise the other Party in writing of the name and title of such representative.

11.2 Mediator; Costs. Within thirty (30) days of receipt of a request for mediation as described above, the Parties agree to commence mediation in a location agreed to by the Parties or, if the Parties are unable to agree, a mutually inconvenient location selected by the American Arbitration Association. The Parties shall select a mediator acceptable to both of them from a list provided by the American Arbitration Association. The Parties agree to cooperate in good faith in said mediator’s efforts to assist the Parties to resolve the dispute. Each Party agrees to pay fifty percent (50%) of the costs of said mediation. Decisions of the mediator are not binding unless agreed to by each Party.

12. NOTICES

Any and all notices given under this Agreement shall be in writing and may be affected by personal delivery, facsimile (to be followed with written facsimile confirmation), commercial overnight delivery providing evidence of receipt; private courier service providing evidence of receipt; or sent by registered or certified, postage prepaid with return receipt requested with evidence of receipt. Notices shall be sent to the Parties at their respective addresses set forth on the first page of this Agreement and addressed to the appropriate representative of the other Party. Notices shall be deemed given on the day of actual receipt (or refusal of delivery) when personally delivered; two (2) business days after confirmed transmission when sent by facsimile; two (2) business days after having been sent and delivered by commercial overnight delivery or private courier service and seven (7) business days after having been mailed when sent by certified or registered mail and proof of such delivery. Each Party may change its mailing address by notifying the other Party in writing of the new address.

13. TERM AND TERMINATION

13.1 This Agreement will be effective as of the Effective Date and shall expire simultaneously with the cancellation or expiration of the Patents (the “Term”).

13.2 Termination for Material Breach. In the event Licensee materially breaches any of its obligations under this Agreement, Licensor may terminate this Agreement upon 60 days’ written notice if the breach remains uncured during such 60 days.

13.3 Effect of Termination. Upon any termination of this Agreement under Section 13.2, as of the effective date of such termination:

13.3.1 Termination of this Agreement shall be without prejudice to any remedy, which either Party may have against the other for the breach.

13.3.2 In the event of any expiration or termination of this Agreement, all rights and licenses granted under this Agreement by either Party, and all sublicenses granted by Licensee, will immediately terminate. The following provisions shall survive any expiration or termination: Sections 1, 3, 7 (for the period of time set forth therein), 8, 9, 10, 11, 12, 13, and 14.3. All rights and licenses granted under or pursuant to this Agreement by Licensor are, and shall be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (as amended, the “Code”), licenses to rights to “intellectual property” as defined under the Code. The Parties agree that in the event of the commencement of a bankruptcy proceeding by or against Licensor under the Code, Licensee, as licensee of intellectual property rights under this Agreement, shall retain and may fully exercise all of its rights and elections under this Agreement, the Code and otherwise.

14. GENERAL PROVISIONS

14.1 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California, without reference to its conflicts of law principles.

14.2 Status. Nothing in this Agreement is intended or shall be deemed to constitute a partner, agency, employer-employee, or joint venture relationship between the Parties.

14.3 Assignment. Except as otherwise provided herein, this Agreement and the rights and obligations hereunder may not be transferred or assigned by Licensee or Licensor without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld; provided, however that (A) Licensee may, without the Licensor’s prior written consent, assign or transfer this Agreement and its rights and obligations hereunder to a successor of all or substantially all of Licensee’s assets, stock, or equity, or the business to which this Agreement relates (whether by sale, acquisition, merger, change of control, operation of law or otherwise); provided that Licensee’s successor shall agree in writing to be bound by all terms and conditions of this Agreement applicable to Licensee and (B) Licensor may, without Licensee’s prior written consent, assign or transfer (a) this Agreement and its rights and obligations hereunder to a successor of all or substantially all of Licensor’s assets, stock or business to which this Agreement relates (whether by sale, acquisition, merger, change of control, operation of law or otherwise); and (b) all (but not less than all) of its rights and obligations hereunder to a person or entity who is also the assignee or transferee of the Patent Rights; provided that, Licensor’s assignee, successor or transferee shall agree in writing to be bound by all terms and conditions of this Agreement applicable to the Licensor. Subject to the foregoing, this Agreement will bind and inure to the benefit of the Parties’ respective heirs, successors, permitted assigns, executors and administrators, as the case may be.

14.4 Entire Agreement; Amendment. This Agreement and all exhibits attached hereto and being of even date herewith, except as updated from time-to-time as required under this Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all proposals, negotiations and other communications between the Parties, whether written or oral, with respect to the subject matter hereof. This Agreement may be amended only by written agreement signed by the Parties.

14.5 Severability. If any provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, such provisions shall be limited to the extent permissible so that the validity, legality, and enforceability of the remaining provisions of this Agreement shall not be impaired thereby.

14.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

14.7 Waiver; Cumulative Remedies. Waiver of any breach of this Agreement by either Party shall be ineffective unless in writing signed by the Party waiving compliance and shall not be considered a waiver of any other breach. All remedies provided for in this Agreement shall be cumulative and in addition to, and not in lieu of, any other remedies available to either Party at law, in equity of otherwise.

14.8 Force Majeure. Except for the payment obligations hereunder, neither Party hereto shall be liable for failures and delays in performance due to strikes, lockouts, fires, acts of God or the public enemy, riots, incendiaries, interference by civil or military authorities, compliance with the laws of various countries, or with the orders of any governmental authorities, delays in transit or delivery on the part of transportation companies, failures of communication facilities, or any failure of sources of material, for so long as such events of force majeure remain in effect.

14.9 Headings. The section headings appearing in this Agreement have been inserted as a matter of convenience and in no way define, limit or enlarge the scope of this Agreement. This Agreement shall be interpreted as written and negotiated jointly by the Parties. It shall not be strictly construed against either Party, regardless of the actual drafter of the Agreement.

14.10 Rights of Prevailing Party. Subject to Section 11.2, in the event any obligation of this Agreement must be enforced, through litigation or otherwise, the prevailing Party will be entitled to recover reasonable costs and expenses incurred in enforcing the obligation, including costs, reasonable attorneys’ fees and experts’ fees.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date last written below.

“Licensor”		“Licensee”

HERMES, LLC.		MINERVA SURGICAL, INC.

By:	/s/ Csaba Truckai	By:	/s/ Bruno Strul

Name:	Csaba Truckai	Name:	Bruno Strul

Title:	Managing Member	Title:	Chief Financial Officer

Date:	12/11/08	Date:	12/10/08

EXHIBIT A

PATENT RIGHTS

U S Patent Application No. 61/196,780 filed Oct 21, 2008 titled “Systems for Tissue Ablation”

ADDENDUM TO LICENSE AGREEMENT BETWEEN

HERMES INNOVATIONS, LLC AND MINERVA SURGICAL, INC.

This Addendum dated April     , 2009, amends the License Agreement (“Agreement”) beating an Effective Date of October 31, 2008 by and between HERMES INNOVATIONS, LLC (“HERMES”) and MINERVA SURGICAL, INC. (“Minerva Surgical”) as follows:

Whereas, HERMES as Licensor under the Agreement agreed to update from time to time the list of patent applications and patents within the Field of Use that are listed in Exhibit A of the Agreement;

Therefore, Revised Exhibit A attached hereto shall replace Exhibit A of the Agreement in its entirety.

HERMES Innovations, LLC

Date:	9-19-09	By:	/s/ Csaba Truckai
		Name:	Csaba Truckai
		Title:	Managing Partner

MINERVA SURGICAL, INC

Date:	4/20/09	By:	/s/ Bruno Strul
		Name:	Bruno Strul
		Title:	Chief Financial Officer

REVISED EXHIBIT A

PATENT RIGHTS

U.S. Patent 6,413,256 issued July 2, 2002 titled “Voltage Threshold Ablation Method and Apparatus”

U.S. Patent 6,821,275 issued November 23, 2004 titled “Voltage Threshold Ablation Apparatus”

EP Appl. No. 01967968.7 filed August 14, 2001 (Docket 022356-000200EP) titled “Voltage Threshold Ablation Apparatus”

Japan Appl No. 2003-524459 filed August 14, 2001 (Docket 022356-000200JP) titled “Voltage Threshold Ablation Apparatus”

U.S. Patent Application 11/090,706 filed March 24, 2005 titled “Voltage Threshold Ablation Apparatus”

U.S. Patent 6,890,332 issued May 10, 2005 titled “Electrical Discharge Devices and Techniques for Medical Procedures”

U.S. Patent 7,220,261 issued May 22, 2007 titled “Electrical Discharge Devices and Techniques for Medical Procedures”

U.S. Patent Application No 11/300,689 filed December 14, 2005, (Docket No: S-500-00100A) titled “Supercavitating Medical Probe and Method of Use”

U.S. Patent Application No. 11/735,318 filed April 13, 2007 titled “Electrical Discharge Devices and Techniques for Medical Procedures”

U.S. Patent Application 11/649,377 filed Jan. 3, 2007 titled “Electrosurgical Device and Method”

U.S Patent Application 12/405,025 filed Mar. 17, 2009 titled “Electrosurgical Device and Method”

U.S. Provisional Patent Application 61/196,870 filed Oct. 21, 2008 titled “Systems for Tissue Ablation”